Exhibit 1.2

THE COMPANIES LAW
A COMPANY LIMITED BY SHARES
AMENDED AND RESTATED ARTICLES OF
MER TELEMANAGEMENT SOLUTIONS LTD.

I  PRELIMINARY

1.	Interpretation

1.1.	In these Articles the following terms shall bear the meaning ascribed to them below:

“Alternate Director” shall have the meaning ascribed to such term in Article 39.1 herein.

“Alpha Capital Directors” shall have the meaning ascribed to such term in Article 34.8 herein.

“Alpha Directors Service Term” shall have the meaning ascribed to such term in Article 34.8 herein.

“Articles” shall mean the articles of association contained in the Articles, as originally registered and as they may from time to time be amended.

“Board” shall mean the Company’s Board of Directors.

“Company” shall mean the above named company.

“Determining Majority” shall have the meaning ascribed to such term in Article 6 herein.

“Exhibit A” shall mean the designations of the terms of the Preferred Shares attached to these Articles as Exhibit A and which forms an integral part hereof.

“Extraordinary Meetings” shall have the meaning ascribed to such term in Article 22.1 herein.

“The Law or the Companies Law” shall mean the Companies Law, 5759–1999, as amended and as may be amended from time to time, and all the rules and regulations promulgated thereunder.

“Memorandum” shall mean the Memorandum of Association of the Company, as originally registered and as it may from time to time be amended.

“Obligation” shall have the meaning ascribed to such term in Article 13.1 herein.

“Office Holder” shall mean every director and every other person included in the definition of “office holder” under the Companies Law, including the executive Office Holders of the Company.

“Ordinary Shares” and “Preferred Shares” shall have the meaning ascribed to such term in Article 4 herein.

“Outside Directors” shall mean directors appointed and serving in accordance with the Law.

“Registered Holder” shall have the meaning ascribed to such term in Article 10 herein.

“Securities” shall have the meaning ascribed to such term in Article 18 herein.

“Securities Law” shall mean the Israeli Securities Law 5728-1968, as amended and as may be amended from time to time, and any regulations promulgated thereunder.

“Simple Majority” shall mean a majority of more than fifty percent (50%) of the votes cast by those shareholders voting in person or by proxy (including by voting deed), not taking into consideration abstaining.

Terms and expressions used in the Articles and not defined herein, shall bear the same meaning as in the Law.

1.2.	Sections 2, 3, 4, 5, 6, 7, 8 and 10 of the Interpretation Law, 5741-1981, shall apply, mutatis mutandis, to the interpretation of the Articles.

1.3.
Save as stated in this paragraph, unless contradictory to or inconsistent with the context or the content, words and expressions defined in the Companies Law, shall bear the same meaning when used in these Articles

1.4.	The captions in the Articles are for convenience only and shall not be deemed a part hereof or affect the interpretation of any provision hereof.

2.	Name

The Name of the Company shall be Mer Telemanagement Solutions Ltd., and in Hebrew:

מר טלמנג'מנט סולשנז בע"מ

3.	Purpose and Objective

3.1.	The objective of the Company shall be to undertake any lawful activity, including any objective set forth in the Memorandum (for as long as it is in effect).

3.2.
The purpose of the Company is to operate in accordance with commercial considerations with the intention of generating profits. Such considerations may take into account, amongst others, public interest and the interests of the Company’s creditors and employees.  In addition, the Company may contribute reasonable amounts for any suitable purpose even if such contributions do not fall within the business considerations of the Company. The Board may determine the amounts of the contributions, the purpose for which the contribution is to be made, and the recipients of any such contribution.

II  SHARE CAPITAL

4.	Share Capital

The Company’s authorized share capital is as follows:

4.1.	17,000,000 ordinary shares, NIS 0.03 par value (the “Ordinary Shares”); and

4.2.	3,000,000 preferred shares, NIS 0.03 par value (the “Preferred Shares”).

5.	Limited Liability

The liability of the shareholders of the Company for the indebtedness of the Company shall be limited to payment of the unpaid amount which they are required to pay the Company for each share held by them.

6.	Alteration of Share Capital

Unless otherwise expressly specified under these Articles, the Company may, from time to time, by a resolution approved at a General Meeting by such majority as is required to amend these Articles (as set forth in Article 26 below), or, if higher, such majority as shall be required to amend the Memorandum (for as long as it is still in force) (collectively, a “Determining Majority”):

6.1.
Increase its share capital in an amount it considers expedient by the creation of new shares. The power to increase the share capital may be exercised by the Company whether or not all of the shares then authorized have been issued and whether or not all of the shares theretofore issued have been called up for payment. Such resolution shall set forth the amount of the increase, the number of the new shares created thereby, their nominal value and class, and may also provide for the rights, preferences of deferred rights that shall be attached to the newly created shares and the restrictions to which such shares shall be subject;

6.2.	Consolidate all or any of its issued or unissued share capital and divide same;

6.3.
Subdivide all or any of its issued or unissued share capital; provided, however, that the proportion between the amount paid and the amount unpaid on each share which is not fully paid-up shall be retained in the subdivision;

6.4.	Cancel any shares which, as at the date of the adoption of the resolution, have not been issued or agreed to be issued;

III  SHARES

7.	Rights Attached to Shares

7.1.	The Ordinary Shares shall have equal right for every purpose and will confer upon the holder thereof:

7.1.1.
equal rights to receive an invitation to, attend all of and vote at all of the general meetings of the Company. Each one of the Ordinary Shares will confer upon the holder a single vote at every general meeting of the Company at which he/she participates and votes, by himself/herself, by agent, or by proxy.

7.1.2.
equal rights to receive dividends, if and when distributed, whether in cash or any other manner, and to participate in a distribution of bonus shares, if and when distributed, according to the ratio between the shareholders’ holdings in the Company’s issued and outstanding share capital (Ordinary Shares and Preferred Shares on an as-converted basis, without regard to the Beneficial Ownership Limitation, as such term is defined in Exhibit A) and the Company’s total issued and outstanding share capital (Ordinary Shares and Preferred Shares on an as-converted basis, without regard to the Beneficial Ownership Limitation, as such term is defined in Exhibit A).

7.1.3.
equal right to participate in a distribution of the Company’s assets available for distribution, in the event of liquidation or winding-up of the Company, pari-passu with the Preferred Shares )on an as-converted basis).

7.2.	The Preferred Shares shall have equal rights for every purpose and will confer upon the holder thereon:

7.2.1.
equal rights to receive dividends, if and when distributed, whether in cash or any other manner, and to participate in a distribution of bonus shares, if and when distributed, according to the ratio between the shareholders’ holdings in the Company’s issued and outstanding share capital (Ordinary Shares and Preferred Shares on an as-converted basis, without regard to the Beneficial Ownership Limitation, as such term is defined in Exhibit A) and the Company’s total issued and outstanding share capital (Ordinary Shares and Preferred Shares on an as-converted basis, without regard to the Beneficial Ownership Limitation, as such term is defined in Exhibit A).

7.2.2.
equal right to participate in a distribution of the Company’s assets available for distribution, in the event of liquidation or winding-up of the Company, on an as-converted basis, pari-passu with the Ordinary Shares.

7.2.3.	a right of conversion into Ordinary Shares as provided in Exhibit A.

7.2.4.
equal rights to vote on all matters submitted to a vote of the Ordinary Shares (on an as-converted basis, but only up to the number of votes equal to the number of Ordinary Shares into which the Preferred Shares would be convertible pursuant to the Beneficial Ownership Limitation (as such term is defined in Exhibit A) on the record date for any such vote). The rights attached to any class may be modified or abrogated by the affirmative consent of the respective Determining Majority of the shares of such class; provided, however, that the creation of additional shares of a specific class, or the issuance of additional shares of a specific class, shall not be deemed a modification or abrogation of rights attached to shares of such class or of any other class.

8.	Issuance of Shares

Issuance of shares of the Company shall be under the control of the Board, who shall have the authority to issue the Company’s shares or grant options to acquire shares, to such persons and on such terms and conditions as the Board may deem fit, or to delegate such authority in accordance with the Law.

9.	Share Certificates

9.1.
Each shareholder shall be entitled, not later than 60 days from the date of issuance or the date of transfer, to receive from the Company one share certificate in respect of all the shares of any class registered in his name on the Register of Shareholders or, if approved by the Company, several share certificates, each for one or more of such shares.

9.2.
Each share certificate issued by the Company shall be numerated, denote the class of the shares represented thereby and the name of the owner, thereof as registered on the Register of Shareholders, and may also specify the amount paid-up thereon.  A share certificate shall be signed on behalf the Company by the person or persons authorized by the Board.

9.3.
A share certificate denoting two or more persons as joint owners of the shares represented thereby shall be delivered to any one of the persons named on the Register of Shareholders in respect of such joint ownership.

9.4.
A share certificate defaced or defective, may be replaced upon being delivered to the Company and being canceled. A share certificate lost or destroyed may be replaced upon furnishing of evidence to the satisfaction of the Board proving such loss or destruction and subject to the submission to the Company of an indemnity letter and/or securities as the Board may deem fit and subject to such conditions as the Company shall stipulate.

A shareholder requesting the replacement of a share certificate shall bear all expenses incurred by the Company in connection with the provisions of this Article.

10.	Owners of Shares

The Company shall be entitled to treat the person registered in the Register of Shareholders as the holder of any share, as the absolute owner thereof (a “Registered Holder”) and shall not, except as ordered by a court of competent jurisdiction, or as required by the Law, be obligated to recognize any equitable or other claim to, or interest in, such share on the part of any other person.

11.	Calls on Shares

11.1.
The Board may, from time to time, make calls upon shareholders to perform payment of any amount of the consideration of their shares not yet paid, provided same amount is not, by the terms of issuance of same shares, payable at a definite date. Each shareholder shall pay to the Company the amount of every call so made upon him at the time(s) and place(s) designated in such call. Unless otherwise stipulated in the resolution of the Board, each payment with respect to a call shall be deemed to constitute a pro-rata payment on account of all of the shares in respect of which such call was made.

11.2.	A call may contain a demand for payment in installments.

11.3.
A call shall be made in writing and shall be delivered to the shareholder(s) in question not less than fourteen (14) days prior to the date of payment stipulated therein. Prior to the due date stipulated in the call the Board may, by delivering a written notice to the shareholder(s), revoke such call, in whole or in part, postpone the designated date(s) of payment or change the designated place of payment.

11.4.
If, according to the terms of issuance of any share, any amount is due at a definite date, such amount shall be paid on same date, and the holder of the same share shall be deemed, for all intents and purposes, to have duly received a call in respect of such amount.

11.5.
The joint holders of a share shall be bound jointly and severally to pay all calls in respect thereof. A call duly made upon one of the joint holders shall be deemed to have been duly made upon all of the joint holders.

11.6.
Any amount not paid when due shall bear an interest from its due date until its actual payment at a rate equal to the then prevailing rate of interest for unauthorized overdrafts as charged by Bank Hapoalim Ltd, unless otherwise prescribed by the Board.

The provisions of this Article 11.6 shall in no way deprive the Company of, or derogate from any other rights and remedies the Company may have against such shareholder pursuant to the Articles or any pertinent law.

11.7.
The Board may agree to accept prepayment by any shareholder of any amount due with respect to his shares, and may direct the payment of interest for such prepayment at a rate as may be agreed upon between the Board and the shareholder so prepaying.

11.8.	Upon the issuance of shares of the Company, the Board may stipulate similar or different terms with respect to the payment of the consideration thereof by their respective holders.

12.	Forfeiture and Surrender

12.1.
If any shareholder fails to pay when due any amount payable pursuant to a call, or interest thereon as provided for herein, the Company may, by a resolution of the Board, at any time thereafter, so long as said amount or interest remains unpaid, forfeit all or any of the shares in respect of which said call had been made. All expenses incurred by the Company with respect to the collection of any such amount of interest, including, inter-alia, attorney’s fees and costs of legal proceedings, shall be added to, and shall constitute a part of the amount payable to the Company in respect of such call for all purposes (including the accrual of interest thereon).

12.2.
Upon the adoption of a resolution of forfeiture, the Board shall cause the delivery of a notice thereof to the shareholder in question. Same notice shall specify that, in the event of failure to pay the entire amount due within the period stipulated in the notice (which period shall be not less than thirty (30) days), same failure shall cause, ipso facto, the forfeiture of the shares. Prior to the expiration of such period, the Board may extend the period specified in the notice of forfeiture or nullify the resolution of forfeiture, but such nullification shall not estop nor derogate from the power of the Board to adopt a further resolution of forfeiture in respect of the non-payment of said amount.

12.3.	Whenever shares are forfeited as herein provided, all dividends theretofore declared in respect thereof and not actually paid shall be deemed to have been forfeited together with the shares.

12.4.	The Company, by a resolution of the Board, may accept the voluntary surrender by any shareholder of all or any part of his shares.

12.5.
Any share forfeited or surrendered as provided herein shall thereupon constitute the property of the Company, and may be resold. Such shares that have not yet been resold shall be considered dormant shares.

12.6.
Any shareholder whose shares have been forfeited or surrendered shall cease to be a shareholder in respect of the forfeited or surrendered shares, but shall, notwithstanding, be obligated to pay to the Company all amounts at the time of forfeiture or surrender due to the Company with respect thereof, including interest and expenses as aforesaid until actual repayment, whether the maturity date of same amounts is on or prior to the date of forfeiture or surrender or at any time thereafter, and the Board, in its discretion, may enforce payment of such amounts or any part thereof, unless such shares have been resold in which event the provisions of the Law shall apply. In the event of such forfeiture or surrender, the Company, by a resolution of the Board, may accelerate the maturity date(s) of any or all amounts then owed to the Company by same shareholder and not yet due, however, arising whereupon all of such amounts shall forthwith become due and payable.

The Board may, at any time before any share so forfeited or surrendered shall have been reissued or otherwise disposed of to a third party, nullify the forfeiture or the acceptance of the surrender on such conditions as it deems fit, but such nullification shall not estop nor derogate from the power of the Board to re-exercise its powers of forfeiture pursuant to this Article 12.

13.	Lien

13.1.
The Company shall have, at all times, a first and paramount lien upon all the shares registered in the name of each shareholder on the Register of Shareholders, upon all the dividends declared in respect of such shares and upon the proceeds of the sale thereof, as security for his obligations. For the purposes of this Article 13 and of Article 14, the term “Obligation” shall mean any and all present and future indebtedness owed to the Company by a shareholder with respect to his shares, however arising, whether such indebtedness is absolute or contingent, joint or several, matured or unmatured, liquidated or non-liquidated.

13.2.
Shall a shareholder fail to fulfill any or all of his Obligations, the Company may enforce the lien, after same shareholder was provided with a period of fourteen (14) days to fulfill the Obligations so breached.

13.3.
A shareholder shall be obliged to reimburse the Company for all expenses thereby incurred with respect to the enforcement of a lien upon same shareholder’s shares, and such obligation shall be secured by the shares which are subject to same lien.

14.	Sale of Shares after Forfeiture or Surrender or in Enforcement of Lien

14.1.
Upon any sale of shares after forfeiture or surrender or in the course of enforcement of a lien, the Company may appoint any person to execute an adequate instrument of transfer or any other instrument required to effect the sale, and shall be entitled to register the purchaser on the Register of Shareholders as the holder of the shares so purchased. The purchaser shall not be obliged to check the regularity of the proceedings of forfeiture, surrender or enforcement of a lien or the use that was made consideration thereby paid with respect to the shares.

As of the entry of the purchaser’s name in the Register of Shareholders in respect of such shares, the validity of the sale shall not be rebutted, and the sole remedy of any person aggrieved by the sale shall be in damages, and against the Company solely.

14.2.
The net proceeds of any such sale, after payment of the selling expenses, shall serve for repayment of the Obligations of the respective shareholder, and the balance if any shall be paid to the shareholder, his inheritors, the executors of his will, the administrators of his estate, and to persons on his behalf.

15.	Redeemable Securities

Subject to the Law, the Company may issue redeemable securities and redeem the same.

16.	Effectiveness of Transfer of Shares

A transfer of title to shares of the Company, whether voluntarily or by operation of law, shall not confer upon the transferee any rights towards the Company as a Registered Holder unless and until such time as the transfer has been registered in the Register of Shareholders.

17.	Procedure on Voluntary Transfer of Shares

A person desiring to be registered as a Registered Holder, shall deliver to the Company an instrument of transfer of shares according to which he is the transferee accompanied by a notice to the effect, in a form to be prescribed by the Board, duly executed by such person and the transferor, and subject to the prior fulfillment of the provisions of Article 18 below, the Board shall instruct the registration of same in the Register of Shareholders.

18.	Transfer of Shares

18.1.
The transfer of shares of the Company and any other securities issued by the Company and owned by a Registered Holder (in this Article 18, hereinafter, “Securities”) shall be made in writing in a conventional manner or as established by the Board; it may be effected by the signature of the transferor only, on the condition that an appropriate share transfer deed shall be submitted to the Company.

18.2.
Securities that are not paid up in full or are subject to any lien or pledge may not be transferred unless the transfer is approved by the Board, which may at its sole discretion withhold its approval without having to show grounds.

18.3.
Any transfer of Securities that are not paid up in full shall be subject to the signature of the transferee and the signature of a witness in verification of the authenticity of the signatures on the share transfer deed.

18.4.	The transferor shall be deemed to be the Registered Holder of the transferred Securities until the name of the transferee is entered in the Register of Shareholders.

18.5.
The share transfer deed shall be submitted to the office for registration together with the certificates to be transferred and such other evidence as the Company may require with regard to the transferor’s title or right to transfer the Securities. The share transfer deed shall remain with the Company after its registration.

18.6.	The Company may demand payment of a transfer registration fee at a rate to be determined by the Board from time to time.

18.7.	The Board may close the Register of Shareholders for a period no longer than 30 days every year.

18.8.
Upon the death of a Registered Holder of Securities of the Company, the Company shall recognize the guardians, administrators of the estate, executors of the will, and in the absence of such persons, the inheritors of the deceased person as the only ones entitled to be registered as the Registered Holders of Securities of the Company, subject to proof of their rights in a manner established by the Board.

18.9.
In the event of the deceased shareholder being a Registered Holder of a Security jointly with other persons, the surviving shareholder shall be considered the sole Registered Holder of said Securities, upon the approval of the Company, without exempting the estate of the deceased joint holder from any of the obligations relating to the jointly held Securities.

18.10.
A person acquiring a right to a Security by virtue of his being a guardian or administrator of the estate or inheritor of the deceased shareholder, or receiver, liquidator or trustee in liquidation proceedings regarding a corporate shareholder, or by any operation of law, may be subject to submission of such proof of entitlement as the Board may establish be entered as the Registered Holder of the respective Security or transfer the Security subject to the provisions of the Articles with regard to such transfer.

18.11.
A person acquiring a Security as a result of a transfer by operation of law shall be entitled to dividends and other rights in respect of the Security and also to receive and certify the receipt of dividends and other sums of money in connection with the said Security; however, such person shall not be entitled to receive notices of the convening of General Meetings of the Company or to participate or vote therein or to exercise any right conferred by the Security with the exception of the aforementioned rights, pending the registration of such person in the Register of Shareholders.

19.	Issuance of Shares

The number of shares, and other securities convertible or exercisable into shares, issued by the Company shall not exceed a maximum amount equal to the registered share capital of the Company; for this purpose, securities convertible or exercisable into shares, shall be considered as having been converted or exercised on the date of issuance.

20.	Price Per Share Protection

For the purposes of this Article 20, any capitalized terms not defined herein shall have the meaning ascribed to them under the Alpha SPA (as defined below).

As to Alpha Capital Anstalt, from the Closing Date (as such term is defined in the Securities Purchase Agreement between the Company and Alpha Capital Anstalt, dated September 6, 2018; hereinafter: the “Alpha SPA”) and until 36 months from the Closing Date, if and whenever the Company issues or sells (whether through a Subsequent Financing or otherwise) Ordinary Shares and/or Ordinary Shares Equivalents (including the issuance or sale of Ordinary Shares or Ordinary Shares Equivalents owned or held by or for the account of the Company or any of its subsidiaries) for a consideration per share that is less than the Conversion Price then in effect (such lesser price is referred to herein as the “Discounted Per Ordinary Share Purchase Price”), which is not an Exempted Issuance (the foregoing a “Dilutive Issuance”), then immediately after such Dilutive Issuance, the Conversion Price shall be reduced to equal the Discounted Per Ordinary Share Purchase Price, but in no event shall the Conversion Price become lower than the greater of (i) $US 0.10 or (ii) 20% of the closing price on the Trading Day immediately prior to the date of the Alpha SPA (each as adjusted for any subsequent stock splits, reverse splits and similar capital adjustments).

Any amendment of this Article 20 shall require the affirmative consent of Alpha Capital Anstalt, and if applicable for such purpose, Alpha Capital Anstalt shall be deemed as a third party beneficiary.

IV  GENERAL MEETINGS

21.	Annual Meeting

21.1.
An Annual Meeting shall be held once in every calendar year at such time (within a period of not more than fifteen (15) months after the last preceding Annual Meeting) and at such place as may be determined by the Board.

21.2.	The Annual Meeting shall:

21.2.1.	Discuss the audited financial statements of the Company for the last fiscal year;

21.2.2.	Appoint auditors and establish their remuneration, or empower the Board to establish their remuneration;

21.2.3.	Appoint the directors as stipulated in Article 34 below (and subject to its terms), and establish their remuneration;

21.2.4.	Discuss any other business to be transacted at a General Meeting according to the Articles or by operation of law.

22.	Extraordinary Meeting

22.1.	All General Meetings other than Annual Meetings shall be called “Extraordinary Meetings”.

22.2.	The Board may, whenever it deems fit, convene an Extraordinary Meeting, and shall be obligated to do so upon receipt of a requisition in writing in accordance with Section 63 of the Law.

22.3.	Shareholders of the Company shall not be authorized to convene an Extraordinary Meeting except as provided in Section 64 of the Law.

23.	Notice of General Meetings

23.1.
Prior to any General Meeting, a written notice thereof shall be made public as required by Law. Such notice shall specify the place, the day and the hour of the General Meeting, the agenda of the meeting and such other information required under law. The notice will be published not less than fourteen (14) days prior to any General Meeting.  The Company shall not be required to deliver notice to each shareholder, except as may be specifically required by Law.

22.2.
Any written notice or other document may be served by the Company upon any shareholder either personally or by sending it by prepaid mail addressed to such shareholder at his address as described in the Register of Shareholders or such other address as he may have designated in writing for the receipt of notices and other documents.

22.3.
Notwithstanding anything to the contrary herein, notice by the Company of a General Meeting which is published in one international wire service shall be deemed to have been duly given on the date of such publication.

24.	Quorum

24.1.
Two or more shareholders present in person or by proxy and holding Ordinary Shares (on an as-converted basis) conferring in the aggregate more than twenty-five percent (25%) of the total voting power attached to the Ordinary Shares of the Company (on an as-converted basis, subject further to the provisions of Article Error! Reference source not found.), shall constitute a quorum at General Meetings. No business shall be considered or determined at a General Meeting, unless the requisite quorum is present when the General Meeting proceeds to consider and/or determine same business.

24.2.
If within half an hour from the time appointed for the General Meeting a quorum is not present, the General Meeting shall, if convened upon requisition under Section 64 of the Law, be dissolved, but in any other case it shall stand adjourned on the same day, in the next week, at the same time and place. The requisite quorum at an adjourned General Meeting shall be any two or more holders of Ordinary Shares (on an as-converted basis, subject further to the provisions of Article Error! Reference source not found.), present in person or by proxy. At an adjourned General Meeting the only businesses to be considered shall be those matters which might have been lawfully considered at the General Meeting originally called if a requisite quorum had been present, and the only resolutions to be adopted are such types of resolutions which could have been adopted at the General Meeting originally called.

25.	Chairman

The Chairman, of the Board, or if there is no such chairman, or if he is not present, any other person appointed by the holders of Ordinary Shares (on an as-converted basis, subject further to the provisions of Article 7.2.4) present, shall preside as Chairman at a General Meeting of the Company. The Chairman of any General Meeting shall have no additional or casting vote.

26.	Adoption of Resolution at General Meetings

26.1.
A resolution, including, but not limited to, a resolution to amend these Articles and to approve a merger of the Company, shall be deemed adopted at a General Meeting if the requisite quorum is present and the resolution is supported by holders of Ordinary Shares (on an as-converted basis) present, in person or by proxy, vested with more than fifty percent (50%) of the total voting power attached to the Ordinary Shares (on an as-converted basis, subject further to the provisions of Article Error! Reference source not found.) whose holders were present, in person or by proxy, at such General Meeting and voted thereon, or such other percentage as is required by these Articles or by the Law.

26.2.	Any proposed resolution put to vote at a General Meeting shall be decided by a poll.

26.3.
Subject to approval by a General Meeting at which the requisite quorum is present, the chairman is obligated at the request of the General Meeting, to adjourn the General Meeting, and the adjourned meeting shall convene at such date and place as is decided by the General Meeting. If the General Meeting is adjourned by more than twenty-one (21) days, a notice of the adjourned meeting shall be given in the manner set forth in Sections 67 through 69 of the Law. An adjourned meeting may only transact such business as left unfinished at the original meeting.

26.4.
A declaration by the Chairman of the General Meeting that a proposed resolution has been adopted or rejected, shall constitute conclusive evidence of the adoption or rejection, respectively, of same resolution, and no further proof verifying the contents of such declaration or the number or proportion of the votes recorded in favor of or against such resolution shall be required.

27.	Voting Power

27.1.
Subject to the provisions of Article 28.1 below and subject to any other provision hereof pertaining to voting rights attached or not-attached to shares of the Company (including without limitations, the provisions of Article Error! Reference source not found.), whether in general or in respect of a specific matter or matters, every shareholder shall have one vote for each share registered in his name on the Register of Shareholders, regardless of its denomination or class.

27.2.	In case of equality of votes, the resolution shall be deemed to have been rejected.

28.	Attendance and Voting Rights at General Meeting

28.1.
Unless provided otherwise by the terms of issue of the shares, no shareholder shall be entitled to be present or vote at a General Meeting (or be counted as part of the quorum thereat) unless all amounts due as at the date designated for same General Meeting with respect to his shares were paid.

28.2.
A corporate body being a shareholder of the Company and entitled to vote and/or attend at a General Meeting may exercise such rights by authorizing any person, whether in general or for a specific General Meeting, to be present and/or vote on its behalf. Upon the request of the Chairman of the General Meeting, a writing evidence of such authorization and its validity (in a form acceptable to the Chairman) shall be furnished thereto.

28.3.	A shareholder entitled to vote and/or attend at a General Meeting may appoint a proxy, whether is general or for a specific General Meeting, to exercise such rights, in a form approved by the Board.

28.4.
The instrument appointing a proxy shall be delivered to the Company not later than forty-eight (48) hours before the time designated for the General Meeting at which the person named in the instrument proposes to vote and/or attend.

28.5.	A shareholder entitled to vote and/or attend at a General Meeting and is legally incapacitated, may exercise such rights by his custodian.

28.6.
If two or more persons are registered as joint owners of any share, the right to attend at a General Meeting, if attached to such share, shall be conferred upon all of the joint owners, but the right to vote at a General Meeting and/or the right to be counted as part of the quorum thereat, if attached to such share, shall be conferred exclusively upon the senior amongst the joint owners attending the General Meeting, in person or by proxy; and for this purpose seniority shall be determined by the order in which the names appear on the Register of Shareholders.

28.7.
The voting on the terms of the instrument of proxy shall be legal even in case of prior death or incapacity or bankruptcy of the principal, and in respect of a corporate principal, in case of its winding up or revocation of the instrument of proxy or transfer of the respective share, unless a notice in writing of such death or incapacity or bankruptcy or winding up or revocation of share transfer shall have been received by the Register of Shareholders.

The written notice of revocation of the proxy shall be valid if signed by the principal and received by the Register of Shareholders not later than one hour before the start of voting.

28.8.	No proxy shall be valid after the expiry of 12 months from the date of its issue.

29.	Proceedings and Resolutions Adopted at General Meetings of Holders of Preferred Shares

29.1.
The Preferred Shares shall not confer upon the holders thereof any voting rights or any right to appoint directors or any other right with respect to general meetings, including without limitation, attending, voting at or requesting to convene, such general meetings or proposing matters for the agenda of such general meetings, except as expressly set forth in this Article 29 or as otherwise specifically provided by the Law.

29.2.
So long as any Preferred Shares are held by Alpha Capital, the Company shall not take any actions and/or adopt any resolutions in connection with the following matters, without the affirmative consent of Alpha Capital, and if applicable for such purpose, Alpha Capital Anstalt shall be deemed as a third party beneficiary:

29.2.1.
Any amendment, alteration or repeal of any provision of the Articles so as to adversely affect the special rights, preferences, privileges or voting powers of the Preferred Shares, including without limitation, the majority and quorum requirements set forth in this Article 29.

29.2.2.	Any increase to the number of members comprising the Board, as stipulated under Article 33 (or otherwise), during the Alpha Directors Service Term (as defined below).

29.2.3.
Any consummation of a binding share exchange or reclassification involving the Preferred Shares, or of a merger or consolidation of the Company with or into another entity, unless in each case the Preferred Shares remain outstanding or equivalent shares are issued to the holders of the Preferred Shares, in each case with rights attached which are no less benefitting than such rights attached to the Preferred Shares immediately prior to the consummation of such transaction;

29.3.
provided, however, that (A) for all purposes of this Article 29, (1) any increase in the amount of the authorized Ordinary Shares or Preferred Shares or the issuance of any additional Ordinary Shares or Preferred Shares or (2) the authorization or creation of any class or series of shares established after the initial issuance of any class of Preferred Shares, the terms of which do not expressly provide that such class or series ranks senior to or on a parity with the previously issued and outstanding Preferred Shares as to dividend rights and distribution rights upon any liquidation, winding up or dissolution of the Company (collectively, “Junior Shares”); or the authorization or creation of any class or series of shares established after the initial issuance of any class of Preferred Shares the terms of which expressly provide that such class or series will rank on a parity with the previously issued and outstanding Preferred Shares as to dividend rights and distribution rights upon any liquidation, winding up or dissolution of the Company (collectively, “Parity Shares”); and, any increase in the amount of authorized but unissued shares of such class or series of Parity Shares or Junior Shares or the issuance of additional shares of such class or series of Parity Shares or Junior Shares, will be deemed not to adversely affect (or to otherwise cause to be materially less favorable) the rights, preferences, privileges or voting powers of the previously issued and outstanding Preferred Shares and shall not require the consent or the adoption of a resolution by the holders of the previously issued and outstanding Preferred Shares.

Any amendment of Article 29.2 shall require the affirmative consent of Alpha Capital Anstalt, and if applicable for such purpose, Alpha Capital Anstalt shall be deemed as a third party beneficiary.

V  BOARD OF DIRECTORS

30.	Powers of the Board

30.1.
The Board shall be vested with the exclusive authority to exercise all of the Company’s powers which are not, by Law, the Memorandum (for as long as it is in effect), the Articles or any applicable law, required to be exercised by the General Meeting, the General Manager, or any other organ of the Company as such term is defined in the Law.

30.2.	The Board shall set the policy guidelines for the Company and shall supervise the performance and activities of the General Manager.

31.	Exercise of Powers of the Board

31.1.
The powers conferred upon the Board shall be vested in the Board as a collective body, and not in each one or more of the directors individually, and all such powers may be exercised by the Board by adopting resolutions in accordance with the provisions of the Articles.

31.2.
Except as otherwise required by these Articles, a resolution shall be deemed adopted at a meeting of the Board if supported by a majority of the directors attending such meeting and entitled to vote thereon.

31.3.	The Board may hold meetings using any means of communication, provided that all of the directors participating can simultaneously hear one another.

31.4.	The Board may adopt resolutions without convening a meeting, as provided in the Law.

32.	Committees of Directors

32.1.
The Board may, subject to Section 112 of the Law, delegate any or all of its powers to committees, each consisting of two or more directors, one of which shall be an External Director, and it may, from time to time, revoke or alter the powers so delegated. Without derogating from the generality of the foregoing, subject to the Law, the Board may delegate to a committee its power to approve the terms of compensation of Office Holders. Each committee shall, in the exercise of the powers so delegated, conform to any regulations and conditions prescribed by the Board upon the delegation or at any other time. Each resolution adopted by a committee within the powers delegated to it by the Board shall be deemed to have been held by the Board.

32.2.	The Board will appoint from among its members an audit committee. All External Directors shall be members of the audit committee.

32.3.
The provision of the Articles with respect to the meetings of the Board, their convening and adoption of resolutions thereat shall apply, mutatis mutandis, to the meetings of any such committee, unless otherwise prescribed by the Board.

33.	Number of Directors

Unless otherwise prescribed by a resolution adopted at a General Meeting, the Board shall consist of not less than four (4) nor more than twelve (12) directors (including the External Directors appointed as required under the Law); provided however, that during the Alpha Directors Service Term (as defined below), the aggregate number of directors in office, including the Alpha Capital Directors and any External Directors (if applicable) shall not exceed five (5) directors, without Alpha Capital Anstalt’s prior written consent.

34.	Appointment and Removal of Directors

34.1.
The directors shall be elected annually at a General Meeting as aforesaid and shall remain in office until the next Annual Meeting at which time they shall retire, unless their office is vacated previously as stipulated in the Articles, provided however that the External Directors shall be appointed, and shall remain in office, as prescribed in the Law.

34.2.	The elected directors shall assume office on the day of their election.

34.3.
A retiring director may be reelected. Pending the convening of an Annual Meeting at which the directors are to retire from office, all directors shall remain in office until the convening of the Annual Meeting of the Company except in case of prior vacation of a director’s office according to the Articles.

34.4.	If no directors are elected at the Annual Meeting, all the retiring directors shall remain in office pending their replacement by a General Meeting of the Company.

34.5.
Except with regard to a director whose tenure of office expires upon the convening of a General Meeting or a person recommended by the Board to serve as director, no motions for appointment of a candidate as a director shall be made unless a notice in writing signed by a shareholder of the Company (other than the candidate himself) who is entitled to participate in and vote at the meeting, stating the intent of the said shareholder to propose a candidate for election to the office of director, together with a document in writing by the candidate expressing his consent to be so elected, shall have been received at the office of the Company within a period of not less than forty-eight (48) hours and not more than forty-two (42) days before the appointed date of the General Meeting.

34.6.
The General Meeting may, by way of a resolution, remove a director from office before the expiry of his tenure, and appoint another person to serve as director of the Company in his place, and also appoint a number of directors in the event of the number of directors having decreased below the minimum established by the General Meeting.

34.7.	The provisions of this Article 34 shall not apply to External Directors, whose appointment and removal shall be pursuant to the relevant provisions of the Law.

34.8.
Notwithstanding anything to the contrary herein, the two directors nominated by Alpha Capital Anstalt and appointed by the Company’s shareholders at the annual general meeting of the Company’s shareholders held in connection with the adoption of these Articles, or any replacement directors nominated based on the terms of this Article 34.8 (the “Alpha Capital Directors”), shall continue to serve as directors until the end of the first general meeting to take place following the lapse of two years from the Closing Date of the SPA (the “Alpha Directors Service Term”). Should any of the Alpha Capital Directors vacate his or her office during the Alpha Directors Service Term, then the Alpha Capital Director remaining in office shall be entitled to nominate a replacement for the Alpha Director which office was vacated, and if no such nomination was made, then Alpha Capital Anstalt shall be entitled to appoint his or her replacement.

35.	Qualification of Directors

No person shall be disqualified to serve as a director by reason of his not holding shares in the Company or by reason of his having served as director in the past.

The provisions of this Article 35 shall not apply to External Directors, whose qualifications are as set forth in the relevant provisions of the Law.

36.	Vacation of Director’s Office

The office of a director shall be vacated:

36.1.	Upon his death;

36.2.	On the date at which he is declared a bankrupt;

36.3.	On the date he is declared legally incapacitated;

36.4.	On the date stipulated therefor in the resolution of his election or the notice of his appointment, as the case may be;

36.5.	On the date stipulated therefor in the resolution or notice of his removal or on the date of the delivery of such notice to the Company, whichever is later;

36.6.	On the date stipulated therefor in a written notice of resignation thereby delivered to the Company or upon its delivery to the Company, whichever is later.

36.7.	If he is convicted in a final judgment of an offence of a nature which disqualifies a person from serving as a director, as set forth in the Law.

36.8.	If a court of competent jurisdiction decides to terminate his office, in accordance with the provisions of the Law, in a decision or judgment for which no stay of enforcement is granted.

37.	Remuneration of Directors

The directors shall be entitled to remuneration by the Company for their services as directors. The remuneration may be established as a global sum or as a fee for participation in meetings. In addition to such remuneration, every director shall be entitled to a refund of reasonable expenses for travel, per diem money, and other expenses related to the discharge of his duties as a director.

The provisions of this Article 37 shall not apply to External Directors, whose remuneration shall be in accordance with the relevant provisions of the Law.

38.	Conflict of Interests

The approval of any transaction that involves a conflict of interest with an Office Holder shall be approved in accordance with the Law and these Articles.

39.	Alternate Director

39.1.
Subject to the approval of the Board, a director may, by delivering a written notice to the Company, appoint an alternate for himself (hereinafter referred to as “Alternate Director”), remove such Alternate Director and appoint another Alternate Director in place of any Alternate Director appointed by him whose office has been vacated for any reason whatsoever. The appointment of the Alternate Director shall be for an indefinite period and for all purposes, unless restricted to a specific period, to a specific meeting or act of the Board, to a specific matter or in any other manner, and same restriction was specified in the appointment instrument or in a written note delivered to the Company.

39.2.
Any notice delivered to the Company pursuant to Article 39.1 shall become effective on the date specified therefor therein or upon delivery thereof to the Company or upon approval of the Board, whichever is later.

39.3.
An Alternate Director shall be vested with all rights and shall bear all obligations of the director who appointed him, provided, however, that he shall not be entitled to appoint an alternate for himself (unless the instrument appointed him expressly provides otherwise), and provided further that the Alternate Director shall have no standing at any meeting of the Board or any committee thereof whereat the director who appointed him is present.

39.4.	The following may not be appointed nor serve as an Alternate Director: (i) a person not qualified to be appointed as a director, (ii) an actual director, or (iii) another Alternate Director.

39.5.
The office of an Alternate Director shall be vacated under the circumstances, mutatis mutandis, set forth in Article 36, and such office shall further be ipso facto vacated if the director who appointed such Alternate Director ceases to be a director.

40.	Meeting of the Board

40.1.	Subject to Articles 41 and 42 below, the Board may meet, adjourn its meeting and otherwise determine and regulate such meetings and their proceedings as it deems fit.

40.2.
In the event of a vacancy in the number of directors, the remaining directors may continue to discharge their functions until the number of remaining directors decreases below the minimum established in the Articles. In the latter case the remaining directors may only act to convene a General Meeting of the Company.

40.3.
Subject to the provisions of Article 34.8, the Board, by unanimous approval of all directors then in office, may at any time appoint any person to serve as director as replacement for a vacated office or in order to increase the number of directors, subject to the condition that the number of directors shall not exceed the maximum established in these Articles. Any so appointed director shall remain in office until the next Annual Meeting, at which he may be reelected.

41.	Convening Meetings of the Board

41.1.
The Chairman of the Board may, at any time, convene a meeting of the Board, and shall be obliged to do so (i) at least once every three months, (ii) upon receipt of a written demand from any one director, or (iii) in accordance with Section 122(4) or 169 of the Law. In the event there is no such Chairman or a meeting of the Board was not convened to a date which is no later than ten (10) days following delivery of such written demand or receipt of the relevant notice or report, any of the abovementioned directors may convene a meeting of the Board.

Convening a meeting of the Board shall be made by delivering a notice thereof to all of the directors within a reasonable length of time prior to the date thereof. Such notice shall specify the exact time and place of the meeting so called and a reasonably detailed description of the all of the issues on the agenda for such meeting. In urgent situations, a meeting of the Board can be convened without any prior notice with the consent of a majority of the directors.

41.2.
A resolution adopted at a meeting of the Board, which had not convened in accordance with the necessary requirements set forth in the Law or these Articles may be invalidated in accordance with the applicable provisions of the Law.

41.3.
A director may waive his right to receive prior notice of any meeting, in general or in respect of a specific meeting, and shall be deemed to have waived such right with respect to any meeting at which he was present.

42.	Quorum

A majority of the number of directors then in office and entitled to participate in the discussion shall constitute a quorum at meetings of the Board, except if and as otherwise required in accordance with the Law. No business shall be considered or determined at any meeting of the Board unless the requisite quorum is present when the meeting proceeds to consider or determine same business.

43.	Chairman of the Board

41.1.
The Board may from time to time elect one of its members to be the Chairman of the Board, remove such Chairman from office and appoint another in his place. However, the General Manager shall not serve as the Chairman of the Board, nor shall the Chairman of the Board be vested with the powers designated to the General Manager, except in accordance with Section 121(3) of the Law. The Chairman of the Board shall preside at every meeting of the Board, but if there is no such Chairman, or if he is not present or he is unwilling to take the chair at any meeting, the directors present shall elect one of their members to be chairman of such meeting.

41.2.	The Chairman of the Board shall have no casting vote.

VI  GENERAL MANAGER

44.	General Manager

44.1.
The Board shall appoint one or more persons, whether or not directors, as General Manager(s) of the Company, either for a definite period or without any limitation of time, and may confer powers, authorities and rights and/or impose duties and obligations upon such person or persons and determine his or their salaries as the Board may deem fit and subject to the provisions of the Law.  Subject to the Law, the Board may delegate to the General Manager its power to approve the terms of compensation of other Office Holders (subject to the Law and/or any other applicable law).

VII  MINUTES OF THE BOARD

45.	Minutes

45.1.
The proceedings of each meeting of the Board and meeting of committee of the Board shall be recorded in the minutes of the Company. Such minutes shall set forth the names of the persons present at every such meeting and all resolutions adopted thereat and shall be signed by the chairman of the meeting.

45.2.	All minutes approved and signed by the chairman of the meeting or the Chairman of the Board, shall constitute prima facie evidence of its contents.

VIII  INTERNAL AUDITOR

46.	Internal Auditor

46.1.	The Board shall appoint an internal auditor in accordance with the provisions of the Law.

46.2.
The internal auditor shall submit to the audit committee a proposal for an annual or periodic work program for its approval. The audit committee shall approve such proposal subject to the modifications which it considers necessary.

46.3.	The General Manager shall be in charge of and supervise the internal auditor’s performance of its obligations.

IX  DIVIDENDS AND PROFITS

47.	Declaration of Dividends

47.1.	A resolution of the Company regarding the distribution of a dividend and/or the distribution of share dividends will be adopted by the Board.

47.2.
The shareholders entitled to a dividend are the shareholders on the date of the resolution regarding the dividend or on a later date if another date is determined in the resolution regarding the distribution of the dividend.

47.3.
For the purpose of performance of any resolution according to the provisions of this section, the Company’s board of directors may resolve, as it deems fit, any difficulty that arises with respect to the distribution of the dividend and/or the stock dividends, and in this context determine the value, for the purpose of the said distribution, of certain assets and decide that payments in cash shall be made to members based on the value so determined, determine provisions in respect of share fractions or in respect of non-payment of amounts smaller than NIS 200. Notice of the declaration of dividends shall be published as required by applicable law.

48.	Rights to Participate in the Distribution of Dividends

48.1.
Subject to special rights with respect to the Company’s profits to be conferred upon any person pursuant to these Articles and the Law, all the profits of the Company may be distributed among the shareholders entitled to participate in the distribution of dividends.

48.2.
Notwithstanding for foregoing, a holder of shares shall not be attributed with the right to participate in the distribution of dividends the record date for which preceded the date of issuance of such shares.

49.	Interest on Dividends

The Company shall not be obligated to pay, and shall not pay interest on declared dividends.

50.	Payment of Dividends

Subject to Article 51, a declared dividend may be paid by wire transfer or a check made to the order of the person entitled to receive such dividend (and if there are two or more persons entitled to the dividend in respect of the same share - to the order of any one of such persons) or to the order of such person as the person entitled thereto may direct in writing. Same check shall be sent to the address of the person entitled to the dividend, as notified to the Company.

51.	Payment in Specie

Upon the recommendation of the Board, dividends may be paid, wholly or partly, by the distribution of specific assets of the Company and/or by the distribution of shares and/or debentures of the Company and/or of any other company, or in any combination of such manners.

52.	Setting-Off Dividends

The Company’s obligation to pay dividends or any other amount in respect of shares, may be set-off by the Company against any indebtedness, however arising, liquidated or non-liquidated, of the person entitled to receive the dividend.

The provisions contained in this Article shall not prejudice any other right or remedy vested with the Company pursuant to the Articles or any applicable law.

53.	Unclaimed Dividends

53.1.
Dividends unclaimed by the person entitled thereto within thirty (30) days after the date stipulated for their payment, may be invested or otherwise used by the company, as it deems fit, until claimed; but the Company shall not be deemed a trustee in respect thereof.

53.2.	Dividends unclaimed within the period of seven (7) years from the date stipulated for their payment, shall be forfeited and shall revert to the Company, unless otherwise directed by the Board.

54.	Reserves and Funds

54.1.
The Board may, before recommending the distribution of dividends, determine to set aside out of the profits of the Company or out of an assets revaluation fund and carry to reserve or reserves such sums as it deems fit, and direct the designation, application and use of such sums. The Board may further determine that any such sums which it deems prudent not to distribute as dividends will not be set aside for reserve, but shall remain as such at the disposal of the Company.

54.2.	The Board may, from time to time, direct the revaluation of the assets of the Company, in whole or in part, and the creation of an assets revaluation fund out of the revaluation surplus, if any.

55.	Capitalization of Profits

55.1.
The Board may capitalize all or any part of the sums or assets allocated to the credit of any reserve fund or to the credit of the profit and loss account or being otherwise distributable as dividends (including sums or assets received as premiums on the issuance of shares or debentures), and direct accordingly that such sums or assets be released for distribution amongst the shareholders who would have been entitled thereto if distributed by way of dividends and in the same proportion; provided that same sums or assets be not paid in cash or in specie but be applied for the payment in full or in part of the unpaid consideration of the issued shares held by such shareholders and/or for the payment in full of the consideration (as shall be stipulated in said resolution) for shares or debentures of the Company to be issued to such shareholders subsequent to the date of said resolution, credited as fully paid up.

55.2.
In the event a resolution as aforesaid shall have been adopted, the Board shall make all adjustments and applications of the moneys or assets resolved to be capitalized thereby, and shall do all acts and things required to give effect thereto. The Board may authorize any person to enter into agreement with the Company on behalf of all shareholders entitled to participate in such distribution, providing for the issuance to such shareholders of any shares or debentures, credited as fully paid, to which they may be entitled upon such capitalization or for the payment on behalf of such shareholders, by the application thereto of the proportionate part of the money or assets resolved to be capitalized, of the amounts or any part thereof remaining unpaid on their existing shares, and any agreement made under such authority shall be effective and binding upon all such shareholders.

X   ACCOUNTING BOOKS

56.	Accounting Books

56.1.
The Board shall cause the Company to hold proper accounting books and to prepare an annual balance sheet, a statement of Profit and Loss, and such other financial statements as the Company may be required to prepare under law.

The accounting books of the Company shall be held at the office or at a place deemed fit by the Board, and they shall be open to inspection by the directors.

56.2.
The Board may determine at its sole discretion the terms on which any of the accounts and books of the Company shall be open to inspection by shareholders, and no shareholder (other than a director) shall be entitled to inspect any account or ledger or document of the Company unless such right is granted by law or by the Board.

56.3.
At least once a year, the Board shall submit to the Annual Meeting financial statements for the period from the previous statement as required by Law. The balance sheet shall be accompanied by an auditors’ report, if available.

56.4.	The Company shall not be required to send copies of its financial statements to shareholders.

XI  BRANCH REGISTERS

57.	Authority to keep Branch Registers

The Company may keep branch registers in any reciprocal state.

58.	Provisions in respect of keeping Branch Registers

Subject to the provisions contained in the Law, the Board shall be authorized to make such rules and procedures in connection with the keeping of branch registers as it may, from time to time, deem fit.

XII  SIGNATURES

59.	The Company’s Signature

59.1.	A document shall be deemed signed by the Company upon the fulfillment of the following:

59.1.1.	It bears the name of the Company in print;

59.1.2.	It bears the signature of one or more persons authorized therefor by the Board; and

59.1.3.	The act of the person authorized by the Board as aforesaid was within its authority and without deviation therefrom.

59.2.	The signatory rights on behalf of the Company shall be determined by the Board.

59.3.
An authorization by the Board as provided in Article 59.2 may be for a specific matter, for a specific document or for a certain sort of document or for all the Company’s documents or for a definite period of time or for an unlimited period of time, provided that any such authority may be terminated by Board, at will.

59.4.	The provisions of this Article shall apply both to the Company’s documents executed in Israel and the Company’s documents executed abroad.

XIII   NOTICES

60.	Notices in Writing

60.1.	Notices pursuant to the Law, the Memorandum and the Articles shall be made in the manner prescribed by the Board from time to time.

60.2.	Unless otherwise prescribed by the Board, all notices shall be made in writing and shall be sent by mail.

61.	Delivery of Notices

61.1.
Unless otherwise prescribed under Exhibit A with respect to its provisions thereto and without derogating from the terms of Article 23, a notice or any other document shall be served by the Company to any shareholder or director in writing and shall be conclusively deemed to have been duly given: (i) in the case of hand delivery to such recipient's address as provided to the Company by such recipient, on the next Business Day after delivery; (ii) in the case of delivery by an internationally recognized overnight courier to such recipient's as provided to the Company by such recipient, on the next Business Day after delivery; (iii) in the case of a notice sent by facsimile transmission made in accordance with the contact details provided by such recipient, on the next Business Day after delivery, if facsimile transmission is electronically confirmed; (iv) in the case of a notice sent by email to the email address of such recipient, as provided by such recipient to the Company, on the next Business Day after the earlier of (1) the date of written acknowledgment of receipt of such e-mail by the recipient or (2) the date of written acknowledgment of delivery of such e-mail by automatic means of the sender; and (v) in the case of delivery by prepaid registered mail (airmail if posted outside of Israel) to such recipient's address as provided to the Company by such recipient, seven (7) Business Days after the day on which such mail was sent at the post office.

XIV  INDEMNITY AND INSURANCE

62.	Indemnity of Office Holders

62.1.
The Company may indemnify an Office Holder to the fullest extent permitted by law. Without derogating from the aforesaid, the Company may, from time to time and subject to any provision of law, indemnify an Office Holder in respect of a liability or expense set out below which is imposed on him or incurred by him as a result of an action taken in his capacity as an Office Holder of the Company:

62.1.1.	monetary liability imposed on him in favor of a third party by a judgment, including a settlement or a decision of an arbitrator which is given the force of a judgment by court order;

62.1.2.
reasonable litigation expenses, including legal fees, incurred by the Office Holder as a result of an investigation or proceeding instituted against such Office Holder by a competent authority, which investigation or proceeding has ended without the filing of an indictment or in the imposition of financial liability in lieu of a criminal proceeding, or has ended in the imposition of a financial obligation in lieu of a criminal proceeding for an offence that does not require proof of criminal intent (the phrases “proceeding that has ended without the filing of an indictment” and “financial obligation in lieu of a criminal proceeding” shall have the meanings ascribed to such phrases in Section 260(a)(1a) of the Companies Law) or in connection with an administrative enforcement proceeding or a  financial sanction. Without derogating from the generality of the foregoing, such expenses will include a payment imposed on the Office Holder in favor of an injured party as set forth in Section 52[54](a)(1)(a) of the Securities Law and expenses that the Office Holder incurred in connection with a proceeding under Chapters H'3, H'4 or I'1 of the Securities Law or in connection with Article D of Chapter Four of Part Nine of the Companies Law, including reasonable legal expenses, which term includes attorney fees;

62.1.3.
reasonable litigation expenses, including legal fees, which the Office Holder has incurred or is obliged to pay by the court in proceedings commenced against him by the Company or in its name or by any other person, or pursuant to criminal charges of which he is acquitted or criminal charges pursuant to which he is convicted of an offence which does not require proof of criminal intent; and

62.1.4.
Expenses, including reasonable legal fees, including attorney fees, incurred by the Office Holder with respect to a proceeding in accordance with the Restrictive Trade Practices Law, 1988 (as amended, the “Restrictive Trade Practices Law”).

62.2.	The Company may, from time to time and subject to any provision of the law:

62.2.1.	Undertake in advance to indemnify an Office Holder of the Company for any of the following:

(i)
any liability as set out in Article 62.1.1 above, provided that the undertaking to indemnify is limited to the classes of events which in the opinion of the Board can be anticipated in light of the Company’s activities at the time of giving the indemnification undertaking, and for an amount and/or criteria which the Board has determined are reasonable in the circumstances and, the events and the amounts or criteria that the Board deem reasonable in the circumstances at the time of giving of the undertaking are stated in the undertaking;

(ii)	any liability stated in Article 62.1.2 through 62.1.4 (inclusive) above;

(iii)	any matter permitted by applicable law.

62.2.2.	indemnify an Office Holder after the occurrence of the event which is the subject of the indemnity.

63.	Insurance of Office Holders

The Company may enter into an agreement for the insurance of the liability of an Office Holder, in whole or in part, with respect to any liability which may imposed upon such Office Holder as a result of an act performed by same Office Holder in his capacity as an Office Holder of the Company, for any of the following:

63.1.	A breach of a cautionary duty toward the Company or toward another person;

63.2.	A breach of a fiduciary duty toward the Company, provided the Office Holder acted in good faith and has had reasonable ground to assume that the act would not be detrimental to the Company;

63.3.	A monetary liability imposed upon an Office Holder toward another;

63.4.
Reasonable litigation expenses, including attorney fees, incurred by the Office Holder as a result of an administrative enforcement proceeding instituted against him. Without derogating from the generality of the foregoing, such expenses will include a payment imposed on the Office Holder in favor of an injured party as set forth in Section 52[54](a)(1)(a) of the Securities Law and expenses that the Office Holder incurred in connection with a proceeding under Chapters H'3, H'4 or I'1 of the Securities Law or in connection with Article D of Chapter Four of Part Nine of the Companies Law, including reasonable legal expenses, which term includes attorney fees;

63.5.	Expenses, including reasonable litigation expenses, including attorney fees, incurred by the Office Holder with respect to a proceeding in accordance with the Restrictive Trade Practices Law;

63.6.	Any other matter in respect of which it is permitted or will be permitted under applicable law to insure the liability of an Office Holder in the Company.

64.	Exemption

Subject to the provisions of the Companies Law, including the receipt of all approvals as required therein or under any applicable law, the Board may resolve in advance to exempt an Office Holder from all or part of such Office Holder’s responsibility or liability for damages caused to the Company due to any breach of such Office Holder’s duty of care towards the Company.

XV  WINDING UP

65.	Distribution of Assets

If the Company be wound up, then, subject to provisions of any applicable law and to any special or restricted rights attached to a share, the assets of the Company in excess of its liabilities shall be distributed among the shareholders.

***

Exhibit A
To the Amended and Restated Articles of Mer Telemanagement Solutions Ltd.

Designations of the Terms of the Preferred Shares

1.	General

The purpose of this Exhibit A is to supplement the Company’s Articles in defining the rights attached to the Preferred Shares. This Exhibit A forms an integral part of the Articles.

References to “Articles” or Article numbers herein shall be deemed as references to articles of the Articles and references to “Sections” or Section numbers shall be deemed as references to sections of this Exhibit A, unless otherwise indicated.

Capitalized terms used and not otherwise defined herein shall have the meanings ascribed to them in other provisions of the Articles, including Article 1.

The rights set forth in this Exhibit A are in addition to any rights attached to the Preferred Shares specifically set forth in the Articles.

Any amendment of this Exhibit A shall require the affirmative consent of Alpha Capital Anstalt, and if applicable for such purpose, Alpha Capital Anstalt shall be deemed as a third party beneficiary.

2.	Definitions.

“Affiliate” means any Person that, directly or indirectly through one or more intermediaries, controls or is controlled by or is under common control with a Person, as such terms are used in and construed under Rule 405 of the Securities Act.

“Attribution Parties” shall have the meaning ascribed to such term in Section 3.3.

“Beneficial Ownership Limitation” shall have the meaning ascribed to such term in Section 3.3.

“Business Day” means any day except any Saturday, any Sunday, any day which is a federal legal holiday in the United States, a legal holiday in the State of Israel or any day on which banking institutions in the State of New York or in the State of Israel are authorized or required by law or other governmental action to close.

“Conversion Date” shall have the meaning ascribed to such term in Section 3.1.

“Conversion Rate” shall have the meaning ascribed to such term in Section 3.1.

“Conversion Shares” means, collectively, the Ordinary Shares issuable upon conversion of the Preferred Shares in accordance with the terms hereof.

“Exchange Act” means the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder.

“Holder” any Person holding Preferred Shares.

“Notice of Conversion” shall have the meaning ascribed to such term in Section 3.1.

“Person” means an individual or corporation, partnership, trust, incorporated or unincorporated association, joint venture, limited liability company, joint stock company, government (or an agency or subdivision thereof) or other entity of any kind.

“SEC” means the United States Securities and Exchange Commission.

“Securities Act” means the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder.

“Share Delivery Date” shall have the meaning ascribed to such term in Section 3.2.1.

“Transfer Agent” means American Stock Transfer and Trust Company, the current transfer agent of the Company, and any successor transfer agent of the Company.

“Trading Day” means a day on which the principal Trading Market is open for trading.

“Trading Market” means any of the following markets or exchanges on which the Ordinary Shares are listed or quoted for trading on the date in question: the NYSE American, the Nasdaq Capital Market, the Nasdaq Global Market, the Nasdaq Global Select Market, the New York Stock Exchange, OTCQB or OTCQX (or any successors to any of the foregoing).

3.	Conversion.

3.1.
Conversions at Option of Holder. Each Preferred Share shall be convertible, at any time and from time to time at the option of the Holder thereof, into such amount of Ordinary Shares (subject to the limitations set forth in Section 3.3) determined by dividing the Per Preferred Share Purchase Price by the Conversion Price (as hereinafter defined) then in effect (the “Conversion Rate”). Holders shall effect conversions by providing the Company with the form of conversion notice attached hereto as Annex A (a “Notice of Conversion”). Each Notice of Conversion shall specify the number of Preferred Shares to be converted, the number of Preferred Shares and Ordinary Shares owned prior to the conversion at issue, and the date on which such conversion is to be effected, which date may not be prior to the date the applicable Holder delivers by facsimile such Notice of Conversion to the Company (such date, the “Conversion Date”). If no Conversion Date is specified in a Notice of Conversion, the Conversion Date shall be the date that such Notice of Conversion to the Company is deemed delivered hereunder.

The initial Conversion Price shall be equal to the Per Preferred Share Purchase Price and shall be subject to the adjustments set forth in Article 20 of the Amended and Restated Articles of Association and Section 3.4 below, therefore, the initial Conversion Rate shall be 1:1.

3.2.	Mechanics of Conversion.

3.2.1.
Delivery of Conversion Shares Upon Conversion. Not later than two (2) Trading Days after each Conversion Date (the “Share Delivery Date”), the Company shall deliver, or cause to be delivered, to the converting Holder (A) the number of Conversion Shares being acquired upon the conversion of the Preferred Shares which, to the extent possible, will be delivered electronically through the Depository Trust Company or another established clearing Company performing similar functions.

3.2.2.
Reservation of Shares Issuable Upon Conversion.  The Company covenants that it will at all times reserve and keep available out of its authorized and unissued Ordinary Shares for the sole purpose of issuance upon conversion of the Preferred Shares, free from preemptive rights or any other actual contingent purchase rights of Persons other than the Holders, not less than such aggregate number of Ordinary Shares as shall be issuable (taking into account the adjustments set forth in Section 3.4) upon the conversion of the then outstanding Preferred Shares.  The Company covenants that all Ordinary Shares that shall be so issuable shall, upon issue in accordance with the terms herein, be duly authorized, validly issued, fully paid and nonassessable.

3.2.3.
Fractional Shares. No fractional shares shall be issued upon the conversion of the Preferred Shares. The Company shall round any fractional Ordinary Share that results from the conversion of Preferred Shares either up or down, to the nearest whole Ordinary Share, as applicable (i.e., fractions of up to 0.5 shall be rounded down and fractions equal to or higher than 0.5 shall be rounded up).

3.2.4.
Transfer Taxes and Expenses.  The issuance of Conversion Shares on conversion of this Preferred Shares shall be made without charge to any Holder for any documentary stamp or similar taxes that may be payable in respect of the issue or delivery of such Conversion Shares, provided that the Company shall not be required to pay any tax that may be payable in respect of any transfer involved in the issuance and delivery of any such Conversion Shares upon conversion in a name other than that of the Holders of such Preferred Shares and the Company shall not be required to issue or deliver such Conversion Shares unless or until the Person or Persons requesting the issuance thereof shall have paid to the Company the amount of such tax or shall have established to the satisfaction of the Company that such tax has been paid.  The Company shall pay all Transfer Agent fees required for same-day processing of any Notice of Conversion and all fees to the Depository Trust Company (or another established clearing Company performing similar functions) required for same-day electronic delivery of the Conversion Shares.

3.3.
Beneficial Ownership Limitation. The Company shall not effect any conversion of the Preferred Shares, and a Holder shall not have the right to convert any portion of the Preferred Shares, to the extent that, after giving effect to the conversion set forth on the applicable Notice of Conversion, such Holder (together with such Holder’s Affiliates, and any Persons acting as a group together with such Holder or any of such Holder’s Affiliates (such Persons, “Attribution Parties”)) would beneficially own in excess of the Beneficial Ownership Limitation (as defined below).  For purposes of the foregoing sentence, the number of Ordinary Shares beneficially owned by such Holder and its Affiliates and Attribution Parties shall include the number of Ordinary Shares issuable upon conversion of the Preferred Shares with respect to which such determination is being made, but shall exclude (i) conversion of the remaining, unconverted Preferred Shares beneficially owned by such Holder or any of its Affiliates or Attribution Parties (ii) the number of Ordinary Shares which are issuable upon exercise or conversion of the unexercised or unconverted portion of any other securities of the Company subject to a limitation on conversion or exercise analogous to the limitation contained herein beneficially owned by such Holder or any of its Affiliates or Attribution Parties.  Except as set forth in the preceding sentence, for purposes of this Section 3.3, beneficial ownership shall be calculated in accordance with Section 13(d) of the Exchange Act and the rules and regulations promulgated thereunder. To the extent that the limitation contained in this Section 3.3 applies, the determination of whether a Preferred Share is convertible (in relation to other securities owned by such Holder together with any Affiliates and Attribution Parties) and of how many Preferred Shares are convertible shall be in the sole discretion of such Holder, and the submission of a Notice of Conversion shall be deemed to be such Holder’s determination of whether the Preferred Shares may be converted (in relation to other securities owned by such Holder together with any Affiliates and Attribution Parties) and how many Preferred Shares are convertible, in each case subject to the Beneficial Ownership Limitation. To ensure compliance with this restriction, each Holder will be deemed to represent to the Company each time it delivers a Notice of Conversion that such Notice of Conversion has not violated the restrictions set forth in this paragraph and the Company shall have no obligation to verify or confirm the accuracy of such determination.  In addition, a determination as to any group status as contemplated above shall be made by the Holder and shall be determined in accordance with Section 13(d) of the Exchange Act and the rules and regulations promulgated thereunder.  For purposes of this Section 3.3, in determining the number of outstanding Ordinary Shares, a Holder may rely on the number of outstanding Ordinary Shares as stated in the most recent of the following: (i) the Company’s most recent periodic or annual report filed with the SEC, as the case may be, (ii) a more recent public announcement by the Company or (iii) a more recent written notice by the Company setting forth the number of Ordinary Shares outstanding.  Upon the written or oral request of a Holder, the Company shall within two Trading Days confirm orally and in writing to such Holder the number of Ordinary Shares then outstanding.  The “Beneficial Ownership Limitation” shall be 9.99% of the number of Ordinary Shares outstanding immediately after giving effect to the issuance of Ordinary Shares issuable upon conversion of Preferred Shares held by the applicable Holder.  A Holder, upon notice to the Company, may increase or decrease the Beneficial Ownership Limitation provisions of this Section 3.3 applicable to its Preferred Shares.  Any such increase or decrease in the Beneficial Ownership Limitation will not be effective until the 61st day after such notice is delivered to the Company and shall only apply to such Holder and no other Holder.

3.4.
Adjustments Upon Share Dividends and Share Splits. If the Company, at any time while any Preferred Shares are outstanding: (i) pays a share dividend or otherwise makes a distribution or distributions payable in Ordinary Shares on its Ordinary Shares (which, for avoidance of doubt, shall not include any Ordinary Shares issued by the Company upon conversion of the Preferred Shares), (ii) subdivides outstanding Ordinary Shares into a larger number of shares, (iii) combines (including by way of a reverse share split) outstanding Ordinary Shares into a smaller number of shares, or (iv) issues, in the event of a reclassification of Ordinary Shares, any shares of the Company, then the Conversion Price shall be multiplied by a fraction of which the numerator shall be the number of Ordinary Shares (excluding any treasury shares of the Company) outstanding immediately before such event, and of which the denominator shall be the number of Ordinary Shares outstanding immediately after such event. Any adjustment made pursuant to this Section 3.4 shall become effective immediately after the record date for the determination of shareholders entitled to receive such share dividend or distribution or after the effective date in the case of a subdivision, combination or re-classification, as the case may be.

4.	Miscellaneous.

4.1.
Notices.  Any and all notices or other communications or deliveries to be provided by the Holders hereunder including, without limitation, any Notice of Conversion, shall be in writing and delivered personally, by facsimile, or sent by an internationally recognized overnight courier service, addressed to the Company, at the Company’s registered address, Attention: Chief Financial Officer, facsimile number +972-9- 7777-566, or such other facsimile number as the Company may specify in its filings made to the SEC.  Any notice or other communication or deliveries hereunder shall be deemed given and effective on the earliest of (i) the date of transmission, if such notice or communication is delivered via facsimile at the facsimile number set forth in this Section prior to 5:30 p.m. (Israel time) on any date, (ii) the next Business Day after the date of transmission, if such notice or communication is delivered via facsimile at the facsimile number set forth in this Section on a day that is not a Trading Day or later than 5:30 p.m. (Israel time) on any Business Day, (iii) the third Business Day following the date of mailing, if sent by an internationally recognized overnight courier service, or (iv) upon actual receipt by the party to whom such notice is required to be given.

4.2.
Lost or Mutilated Preferred Share Certificate.  If a Holder received from the Company certificates evidencing such Holder’s Preferred Share, and such certificate shall be mutilated, lost, stolen or destroyed, the Company shall execute and deliver, in exchange and substitution for and upon cancellation of a mutilated certificate, or in lieu of or in substitution for a lost, stolen or destroyed certificate, a new certificate for the Preferred Shares so mutilated, lost, stolen or destroyed, but only upon receipt of evidence of such loss, theft or destruction of such certificate, and of the ownership hereof reasonably satisfactory to the Company.

4.3.
Governing Law.  All questions concerning the construction, validity, enforcement and interpretation of this Certificate of Designation shall be governed by and construed and enforced in accordance with the internal laws of the State of Israel, without regard to the principles of conflict of laws thereof.

4.4.
Waiver.  Any waiver by the Company or a Holder of a breach of any provision of this Certificate of Designation shall not operate as or be construed to be a waiver of any other breach of such provision or of any breach of any other provision of this Certificate of Designation or a waiver by any other Holders. The failure of the Company or a Holder to insist upon strict adherence to any term of this Certificate of Designation on one or more occasions shall not be considered a waiver or deprive that party (or any other Holder) of the right thereafter to insist upon strict adherence to that term or any other term of this Certificate of Designation on any other occasion.  Any waiver by the Company or a Holder must be in writing.

4.5.
Severability.  If any provision of this Certificate of Designation is invalid, illegal or unenforceable, the balance of this Certificate of Designation shall remain in effect, and if any provision is inapplicable to any Person or circumstance, it shall nevertheless remain applicable to all other Persons and circumstances.  If it shall be found that any interest or other amount deemed interest due hereunder violates the applicable law governing usury, the applicable rate of interest due hereunder shall automatically be lowered to equal the maximum rate of interest permitted under applicable law.

4.6.	Next Business Day. Whenever any obligation hereunder shall be due on a day other than a Business Day, such obligations shall be fulfilled on the next succeeding Business Day.

4.7.	Headings. The headings contained herein are for convenience only, do not constitute a part of this Certificate of Designation and shall not be deemed to limit or affect any of the provisions hereof.

***

ANNEX A

NOTICE OF CONVERSION

(TO BE EXECUTED BY THE REGISTERED HOLDER IN ORDER TO CONVERT PREFERRED SHARES)

The undersigned hereby elects to convert the number of Preferred Shares indicated below into ordinary shares, no par value (the “Ordinary Shares”), of Mer Telemanagement Solutions Ltd., a company incorporated under the laws of the State of Israel (the “Company”), according to the conditions hereof, as of the date written below. If Ordinary Shares are to be issued in the name of a Person other than the undersigned, the undersigned will pay all transfer taxes and expenses payable with respect thereto and is delivering herewith such certificates and opinions as may be required by the Company or under applicable law.

Conversion calculations:

Date to Effect Conversion: ____________________________________________

Number of Preferred Shares owned prior to Conversion: _______________

Number of Preferred Shares to be Converted: _______________________

Applicable Conversion Rate:__________________________________________

Number of Ordinary Shares to be Issued: __________________________

Number of Preferred Shares subsequent to Conversion: _______________

Address for Delivery: _____________________

or

DWAC Instructions:
Broker no: _________
Account no: ___________

[HOLDER]

By:___________________________________
     Name:
     Title: